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                                                                 EX-99.1
FOR IMMEDIATE RELEASE



PLIANT CORPORATION ANNOUNCES ORGANIZATIONAL CHANGES


JUNE 10, 2002--SCHAUMBURG, IL --Pliant Corporation is pleased to announce today that Jack Knott has been named as Chief Executive Officer of the corporation. Richard P. Durham, Pliant's former Chairman and Chief Executive Officer, has stepped down from his executive roles at Pliant, but will continue as a member of the Board of Directors.

Mr. Knott noted "I am pleased to receive the support of our Board of Directors and look forward to continue leading Pliant in its growth strategy from my new position."

Mr. Durham noted that "Pliant has developed into the company I envisioned when we started this business, our operating model is working well, and an experienced management team is in place, which has allowed me to step down from my day-to-day activities at the company. I am pleased with the appointment of Jack Knott as our Chief Executive Officer, as he has been instrumental in leading our organization through its many acquisitions, refinancings and organizational changes. As Pliant's President and Chief Operating Officer he is uniquely qualified to assume the additional duties of Chief Executive Officer."

Jack Knott, in one of his first orders of business as the new Chief Executive Officer, has announced the following organization changes, in order to facilitate Pliant's continued growth:

o Ron Artzer will assume the position of President, Pliant Solutions. Ron will continue to optimize the recently purchased Decora Con-Tact(R) business, in addition to leading the sales strategy of Pliant's growing Consumer Products Businesses. Mr. Artzer was the former President of Decora Inc.

o    Stan  Bikulege  will  assume  the new role of  President-Pliant  USA.
     In this role, he will be responsible for optimizing Pliant's growth in the domestic value-added film and packaging markets. Mr. Bikulege was previously the Executive Vice President of Operations at Pliant.

o    Elise  Scroggs  has been  promoted  to the new  role of  President-Pliant
     International, and will lead Pliant's continued globalization. Ms. Scroggs previously was responsible for Pliant's operations in Asia, Europe, Mexico and Latin America.

"These organizational changes allow Pliant to be focused on its top line growth in the International, Consumer Products and Specialty film segments. Following our recent successful issuance of $100 million Senior Subordinated Notes, record sales volume in the first quarter of 2002, and the acquisition of certain assets of Decora Industries, Ron, Stan and Elise will be building from a solid platform of growth" noted Mr. Knott.


Tim Walsh, a Partner of JPMorgan Partners, who is currently a member of the Board of Directors, will assume the role of non-executive Chairman of the Board, from Richard P. Durham. JPMorgan Partners, (formerly Chase Capital Partners) and members of the management team acquired Huntsman Packaging Corporation on May 31, 2000, which company was later renamed Pliant Corporation.


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ABOUT PLIANT

Pliant Corporation is a leading producer of value-added film and flexible packaging products for personal care, medical, food, industrial, consumer and agricultural markets. Pliant operates 27 manufacturing and research and development facilities around the world, and employs approximately 3,500 people.


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FOR FURTHER INFORMATION CONTACT:
Margaret MacBeth / Communications Manager
PLIANT CORPORATION
VOICE:  847.969.3336 / CELL:  847.226.5919
EMAIL:  MARGARET.MACBETH@PLIANTCORP.COM
WEB:  WWW.PLIANTCORP.COM

Brian Johnson / Chief Financial Officer
PLIANT CORPORATION
VOICE:  847.969.3319
EMAIL:  brian.johnson@pliantcorp.com